Exhibit 10.7

GE DIGITAL REFERRAL AGREEMENT
This GE Digital Referral Agreement (the “Agreement” or “Referral Agreement”) is entered into with effect from July 31, 2019 (the “Effective Date”) by and between GE Digital LLC, a Delaware limited liability company, with its principal place of business at 2623 Camino Ramon, San Ramon, CA 94583 (“GED” or “GE Digital”) and Baker Hughes, a GE company, LLC, a Delaware limited liability company (“Referral Partner” or “BHGE”) (each of GE Digital and Referral Partner , a “Party” and together, the “Parties”).
WHEREAS, GED provides certain Qualified Products (as defined in Exhibit 1);
WHEREAS, Referral Partner has access to potential customers who may benefit from Qualified Products; and
WHEREAS, GED and Referral Partner agree that Referral Partner may refer to GED potential customers for said Qualified Products subject to the terms and conditions of this Agreement.
NOW, THEREFORE, the Parties hereto agree as follows:

1.Scope of Relationship. Referral Partner may refer opportunities to GED for Qualified Products and other general commercial offerings, subject to the terms and conditions of this Referral Agreement (including without limitation Section 2 (Deal Registration) below and the commercial terms in Exhibit 1 (Referral Commercial Terms)). Unless otherwise agreed by the Parties, the ultimate sale with the end user customer will be transacted on GED paper directly with the end user customer. This relationship is non-exclusive.

2.Deal Registration. Deal Registration is a process used for GED to evaluate and dispose of opportunities brought to GED by channel partners. GED will approve, decline or request more information for registered opportunities. All deal registrations are executed within the partner portal under the ‘Deal Registration’ section (http://sc.ge.com/*Digital/Alliance_Program_Policies).

a.	All deal registrations need to adhere to GE Digital Deal Registration Guidelines, which are available on the partner portal referenced above. Key points include:

•	Clear budget, authority, need and timing from end-customer.

•
Referral Partner is expected to regularly update GED on the status of an approved opportunity, once every thirty (30) days at a minimum. If no update is provided for a period of sixty (60) days, GED may close the opportunity if Referral Partner does not provide an update to GED within ten (10) business days following GED’s written request.

•	Referral Partner may register opportunities for end-customers in any regions where they are contracted to sell.

•	Except as otherwise set forth in this Agreement, an approved deal registration will be valid for one-hundred-eighty (180) days. During the period in which an approved deal registration is valid, GED shall not approve the opportunity for, or assign or refer the opportunity to, any other channel partner or other third party.

•	Any disagreement on the outcome of deal registration will be decided in accordance with the dispute resolution procedures set forth in Section 13 of this Agreement.

b.
After submission of a deal registration, Referral Partner will receive a confirmation email that confirms GED has received and is reviewing the opportunity. GED will conduct a review to determine whether:

•	The opportunity has been completed with all required information.

•	Another channel partner has already engaged with the opportunity.

•	A direct seller of GED or its Affiliates is already engaged with the opportunity.

•	The opportunity aligns with GED product and sales strategy.
GED will respond via email in approximately five (5) business days with a decision to approve, decline, or a request additional information with respect to a deal registration. In any email approving an opportunity, GED will specify the approved opportunity (as approved, “Registered Opportunity”).

c.
The terms of Exhibit 1 (Referral Commercial Terms) will additionally apply, and those terms will govern the Registered Opportunity for referral in the event of any conflict with the body of this Agreement.

3.	Termination of Registered Opportunity.

a.	Each Registered Opportunity will remain a Registered Opportunity until terminated upon the earliest of the following events:

i.	GE Digital gives written notice to Referral Partner that it withdraws from working on the Registered Opportunity;

ii.
GE Digital gives written notice to Referral Partner that the Registered Opportunity has been won and a contract signed with the end-customer, which written notice shall be provided reasonably promptly following the closing of the Registered Opportunity with the end-customer;

iii.	both Parties agree in writing to remove the Registered Opportunity;

iv.
the opportunity has remained an open Registered Opportunity for more than one-hundred-eighty (180) calendar days from the date registration became effective, unless both Parties mutually agree in writing to maintain its status as a Registered Opportunity; or

v.
GE Digital does not contact the applicable end-customer within thirty (30) days following approval of a Registered Opportunity, after which BHGE may provide GE Digital with written notice of its intent to terminate the applicable Registered Opportunity due to such failure to contact the end-customer, which Registered Opportunity shall terminate if GE Digital does not subsequently contact such end-customer within ten (10) business days following receipt of such written notice from BHGE.

b.
From and after the termination of a Registered Opportunity in accordance with this Section 3 (other than pursuant to Section 3(a)(ii)), BHGE may pursue the Registered Opportunity directly or refer it to other third parties and, unless otherwise agreed by the Parties (including with respect to any applicable referral fees), GED shall not pursue the Registered Opportunity or related opportunity with the same end-customer for a period of one-hundred and eighty (180) days.

4.Payment of Referral Fees. Unless otherwise expressly agreed by the Parties, each Party will bear its costs and expenses with respect to the activities contemplated by this Agreement. Referral fees will only be paid to Referral Partner on Concluded Opportunities (defined in Exhibit 1) under the terms of this Referral Agreement, including the terms and conditions of Exhibit 1 (Referral Commercial Terms).

5.Tax. The referral fees shall exclude all Taxes. “Taxes” include, but are not limited to, any federal, state, gross receipts, county, provincial, municipal, local, value added, sales, use, goods and services, business, consumption, or other similar applicable taxes. Where appropriate, the Referral Partner shall include a line item for such taxes on all invoices (identifying type and amount thereof), and should the Referral Partner, in accordance with applicable law, bear the responsibility of remitting Taxes on behalf of GE Digital, the Referral Partner will do so in a timely manner. Referral Partner shall ensure that the referral fees are invoiced to GE Digital in accordance with applicable local rules so as to allow GE Digital to reclaim where applicable any such Taxes from the appropriate government authority. Referral Partner shall timely remit to the appropriate governmental authority all such Taxes collected from GE Digital and provide GE Digital, within a reasonable timeframe from payment, the official receipt and/or alternative document issued by governmental authority. Nothing in this Agreement, however, shall require GE Digital to pay any payroll, property, franchise, corporate, partnership, succession, transfer, excise, profits, or income tax solely imposed or assessed on the Referral Partner. In the event, either Party is required by (a) applicable law, (b) government regulation, or (c) any tax authority having jurisdiction over Referral Partner’s activities in connection with this Agreement, to withhold income taxes (“withholding tax”) for which either Party is liable, the payor shall deduct such withholding tax from payments and provide payee a valid tax receipt. If Referral Partner is either exempt from such withholding taxes or entitled to a reduced rate of withholding tax as a result of applicable law, tax treaty, or other regime, Referral Partner shall provide to GE Digital a valid tax treaty residency certificate or other applicable tax exemption certificate at a minimum of sixty (60) calendar days prior to payment being due. If GE Digital requires a tax residence certificate from Referral Partner to apply for any exempted or reduced tax, Referral Partner shall submit the appropriate certificate(s) upon request and within a reasonable time frame. Should either Party realize that any Tax included or omitted as a result of the transactions hereunder was made in error, the Parties shall cooperate to resolve such overpayment or underpayment in a manner that is mutually beneficial.

6.Term and Termination of this Referral Agreement.

6.1    Term. This Referral Agreement shall be valid for a period of one (1) year starting from the Effective Date. At the end of the first year, this Referral Agreement shall automatically renew for subsequent one (1) year periods unless either Party provides written notice of non-renewal to the other Party at least sixty (60) days’ prior to the end of the then-current year.

6.2    Termination for Convenience. Either Party may terminate this Referral Agreement for convenience upon thirty (30) calendar days’ prior written notice to the other Party.

6.3    Termination. Either Party may terminate this Referral Agreement with immediate effect if (a) the other Party fails to cure a material breach of any term or condition of this Agreement within thirty (30) calendar days of receipt of written notice from the terminating Party specifying such breach or (b) the other Party becomes insolvent, ceases doing business in the regular course, files a petition in bankruptcy or is subject to the filing of an involuntary petition for bankruptcy, which involuntary petition is not dismissed or withdrawn within sixty (60) days following the filing thereof.

6.4    Effect of Termination. Upon termination of this Referral Agreement, each Party shall return to the other Party all Confidential Information (as defined below) of such other Party, or destroy such Confidential Information (and certify as to such destruction), and Referral Partner shall cease to refer opportunities to GED for Qualified Products and other general commercial offerings. The confidentiality obligations referred in Section 7 hereof shall survive any termination or expiration of this Agreement, as will any other provisions that by their terms survive the expiration or termination of this Agreement, including Sections 3(b), 8, 9 and 11 - 18. For the avoidance of doubt, the terms and conditions of this Agreement shall survive with respect to any Registered Opportunities active at the time of expiration or termination of this Agreement and continue until the termination of such Registered Opportunity in accordance with Section 3(a) hereof.

7.Confidential Information. By virtue of this Agreement, each Party (the “Receiving Party”) may have access to Confidential Information of the other Party (the “Disclosing Party”). “Confidential Information” means any proprietary and/or non-public information obtained by the Receiving Party that relates to the past, present or future business activities of the Disclosing Party or its customers, subsidiaries or Affiliates or any of their respective employees, including this Referral Agreement, and any information relating to any of their respective plans, pricing, methods of business, customers, technical information or engineering information, and any information which is by its nature confidential and which is disclosed by the Disclosing Party, or such Party’s (sub)contractor or agent, to the Receiving Party. For the avoidance of doubt, the Receiving Party agrees not to disclose any terms or conditions of this Agreement to any third party (other than its Affiliates, subsidiaries and its and their respective employees, agents and contractors, in each case who are bound by confidentiality obligations) without the prior written consent of the Disclosing Party, except as may be required by applicable law. Confidential Information of a Party shall not include any information that: (a) is or becomes part of the public domain or publicly available through no act or omission of the Receiving Party and through no breach of this Agreement; (b) is known to the Receiving Party at the time of disclosure without an obligation to keep it confidential, as evidenced by documentation in the Receiving Party’s possession at the time of such disclosure; (c) becomes rightfully known to the Receiving Party from another source without restriction on disclosure or use; or (d) the Receiving Party can show is independently developed by the Receiving Party without the use of or any reference to Confidential Information of the Disclosing Party. The Parties agree to hold each other’s Confidential Information in confidence and, unless required by law or expressly set forth in this Section 7, agree not to make each other’s Confidential Information available in any form to any third party for any purpose. Each Party agrees to take all reasonable steps required to ensure that Confidential Information is not disclosed or distributed by its employees, agents or contractors in violation of the terms of this Agreement. Any breach of the restrictions contained in this Section 7 is a breach of this Agreement which may cause irreparable harm to the non-breaching Party, and shall therefore entitle the non-breaching Party to injunctive relief in addition to all legal remedies.

8.Indemnification.

a.
GE Digital shall, at GE Digital’s expense, indemnify, defend or, at GE Digital’s option, settle any claim brought against Referral Partner relating to or arising out of GE Digital’s sales efforts in connection with any Registered Opportunity or the terms and conditions of any definitive agreement entered into with an end-customer pursuant to a Registered Opportunity (each such claim, a “Referral Partner Claim”), and pay any final judgments awarded by a court of competent jurisdiction or settlements entered into by GE Digital on Referral Partner’s behalf. Referral Partner must notify GE Digital promptly of the applicable Referral Partner Claim in writing, tender to GE Digital sole control and authority over the defense or settlement of such Referral Partner Claim, and reasonably cooperate with GE Digital, at GE Digital’s expense, and provide GE Digital with available information in the investigation and defense of such Referral Partner Claim. Any effort by Referral Partner to settle a Referral Partner Claim without GE Digital’s involvement and written approval shall void any indemnification obligation hereunder.

b.
Referral Partner shall, at Referral Partner’s expense, indemnify, defend or, at Referral Partner’s option, settle any claim brought against GE Digital relating to or arising out of Referral Partner’s sales efforts in connection with any Registered Opportunity or any agreement entered into between Referral Partner and a third party in connection with such sales efforts (each such claim, a “GE Digital Claim”), and pay any final judgments awarded by a court of competent jurisdiction or settlements entered into by Referral Partner on GE Digital's behalf. GE Digital must notify Referral Partner promptly of the applicable GE Digital Claim in writing, tender to Referral Partner sole control and authority over the defense or settlement of such GE Digital Claim, and reasonably cooperate with Referral Partner, at Referral Partner’s expense, and provide Referral Partner with available information in the investigation and defense of such GE Digital Claim. Any effort by GE Digital to settle a GE Digital Claim without Referral Partner’s involvement and written approval shall void any indemnification obligation hereunder.

9.Limitation on Liability. NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, CONSEQUENTIAL, SPECIAL, INCIDENTAL, OR PUNITIVE DAMAGES, OR FOR ANY LOSS OF PROFITS, BUSINESS OPPORTUNITY, REVENUE, DATA OR GOODWILL, OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES RELATED TO THIS AGREEMENT, WHETHER OR NOT SUCH PARTY WAS OR SHOULD HAVE BEEN AWARE OR ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY STATED HEREIN. NOTWITHSTANDING THE FOREGOING, THE LIMITATIONS OF LIABILITY DO NOT APPLY IN THE CASE OF: (A) AN INFRINGEMENT OR MISAPPROPRIATION BY A PARTY OF THE OTHER PARTY OR ITS AFFILIATES’ INTELLECTUAL PROPERTY OR PROPRIETARY RIGHTS;

(B) A BREACH OF SECTION 7 (“CONFIDENTIAL INFORMATION”); (C) A PARTY'S INDEMNIFICATION OBLIGATIONS PURSUANT TO SECTION 8 (“INDEMNIFICATION”); OR (D) ANY LIMITATION OR EXCLUSION, TO THE EXTENT NOT PERMITTED BY APPLICABLE LAW.

10.Intellectual Property Rights. Each Party hereby grants the other Party a nonexclusive, nontransferable (except as set forth in Section 14 hereof), non-sublicensable, royalty-free license to use, in Referral Partner’s case, GE Digital company name and associated logos and, in GE Digital’s case, Referral Partner’s company name and associated logos (collectively, "Marks"), solely in connection with the exercise and performance of each Party’s rights and obligations under this Agreement. Any use of Marks must be in accordance with the granting Party’s trademark usage policies, with proper markings and legends, and in the case of GE Digital, subject to the Referral Partner’s prior written approval. The granting Party may withdraw any approval of any use of its Marks at any time in its sole discretion. During the period of use, the licensee shall reasonably cooperate with the granting Party in facilitating the granting Party’s monitoring and control of the nature and quality of products and services bearing the granting Party’s Marks. If the granting Party notifies the licensee that the licensee's use of the granting Party’s Marks is not in compliance with the granting Party’s trademark policies or is otherwise deficient, then the licensee shall promptly comply with such policies or otherwise as directed by the granting Party. Neither Party shall make any express or implied statement or suggestion or use the other Party’s Marks in any manner that dilutes, tarnishes, degrades, disparages or otherwise reflects adversely on such other Party, its Marks, or its business, products or services. Each Party acknowledges that the other Party’s Marks are and shall remain Marks of such other Party. Neither Party shall gain any right, title or interest with respect to the other Party’s Marks by use thereof; and all rights or goodwill associated with such other Party’s Marks shall inure to the benefit of such other Party.

11.Compliance. Each Party acknowledges that it has received, reviewed, and understands the General Electric (GE) policies regarding Improper Payments, Complying with Competition Laws, International Trade Controls, Working with Governments, Conflicts of Interest, Intellectual Property, Controllership and Money Laundering Prevention (the “Policies”). All Policies may be accessed by Referral Partner at http://www.gesupplier.com/html/SuppliersIntegrityGuide.htm . Each Party, including its authorized signatory executing this Agreement, its officers and employees hereby represent and warrant that they will comply with the provisions of all Policies.

12.Independent Contractor. Each Party agrees that it is an independent contractor to the other Party and, as such, it is not an employee or principal of such other Party. Each Party is not responsible for withholding or deducting from the compensation of the other Party’s employees, agents and contractors, any sums for federal or state income taxes, social security, unemployment compensation, medical, dental, workers' compensation or disability insurance coverage, pension or retirement plans or the like. Referral Partner specifically agrees to pay any and all federal and state taxes and other payments lawfully due in connection with the compensation received by Referral Partner under this Agreement.

The Referral Partner shall comply with any obligation derived from the labor liability or of any other nature with respect to its employees or any other person that the Referral Partner may use for the compliance of its obligations under this Agreement. Consequently, the Referral Partner will guarantee

GE Digital that it will not be affected by any claim or dispute of any nature that the Referral Partner´s employees, agents, and/or officers that the Referral Partner may utilize in order to perform its services and that it will reimburse to GE Digital for any amount that the same may have to pay to said employees and/or officers, including, but not limited to, the litigation fees, and the Referral Partner must indemnify and hold the GE Digital harmless of any claim (including litigation costs an legal fees) for tax, social security and low cost housing contributions, salary and/or benefit related concepts in regards to the Referral Partner or its employees that may arise or which may be related to this Agreement; provided that this Section 11 will not apply to any claim related to (i) any action or inaction taken by GE Digital or its Affiliates or (ii) any action or inaction taken by an employee and/or officer while acting under the direction of GE Digital or any of its Affiliates.

Through this Agreement, no labor relationship will be generated between the Referral Partner and/or its employees, with the GE Digital. The Referral Partner will at all times be considered the only entity responsible for the payments related to the payroll, social security, health, profit sharing, operation costs and any other tax, based on the services to be performed by the Referral Partner and/or its employees, agents and/or officers as set forth in this Agreement. Therefore, the Referral Partner will remain solely responsible for the compliance of all the applicable labor provisions and all the rights of its employees according to this Agreement.

For purposes of complying with this Agreement, the Referral Partner must always act as an independent contractor. No other agreement, instrument, document or transaction contemplated in this Agreement shall be interpreted or considered as an act through which any association between the Referral Partner and the GE Digital or through which any similar relationship or entity is created.

13.Governing Law. This Agreement shall be governed by the laws of the State of New York, without reference to its conflict of laws provisions. The provisions of the United Nations Convention on the International Sale of Goods shall not apply to this Agreement. All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules of Arbitration. The seat, or legal place, of arbitration shall be New York, New York. The language of arbitration shall be English. The Emergency Arbitrator Provisions shall not apply.

14.Assignment. Referral Partner may not assign or delegate this Agreement, or any of its rights or obligations hereunder, without the prior written consent of GE Digital, and any assignment or delegation in violation of this provision shall be void; provided that Referral Partner may assign or delegate this Agreement, or any of its rights or obligations hereunder, with GE Digital’s prior written consent, which shall be deemed granted in the case of an assignment or delegation to an Affiliate (provided, further, that without limiting Referral Partner’s right to assign or delegate this Agreement, or any of its rights or obligations hereunder, to an Affiliate without GE Digital’s prior written consent, GE Digital may deny the assignment of this Agreement to any competitor of GE Digital). GE Digital may assign or delegate this Agreement, or any of its rights or obligations hereunder, without obtaining consent of the Referral Partner, and shall notify Referral Partner of any such assignment. Subject to these requirements, this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

“Affiliate” means any individual, company, organization or other entity that, directly or indirectly, is controlled by, controls or is under common control with such Party by ownership, directly or indirectly, of more than fifty percent (50%) of the stock entitled to vote in the election of directors or, if there is no such stock, more than fifty percent (50%) of the ownership interest in such individual or entity. For the purposes of this Agreement, (a) references to GE Digital’s “Affiliates” shall be deemed to exclude Referral Partner and its subsidiaries and (b) references to Referral Partner’s “Affiliates” shall be deemed to exclude GE Digital and its subsidiaries that are not Referral Partner or its subsidiaries.

15.Notice. All notices, including notices of address change, required to be sent hereunder shall be in writing and shall be deemed to have been given when mailed by first class mail, overnight express, or email to the intended recipient at its address, or email address as indicated in this Referral Agreement or as modified by notice consistent with this Section 15.

All e-mails to Referral Partner are to be sent to Dan Brennan at dan.brennan@bhge.com, with a copy to Tim Donoughue at timothy.donoughue@bhge.com.

16.Severability. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will remain in full force. The waiver by either Party of any default of breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach.

17.Entire Agreement. This Agreement constitutes the complete agreement between the Parties and supersedes all prior or contemporaneous agreements or representations, written or oral, concerning being a referral partner to GE Digital. To the extent Referral Partner has a separately executed agreement with GE Digital or any of its Affiliates on a different subject matter, such agreement will continue unmodified under its own terms. This Agreement may not be modified or amended except in writing signed by a duly authorized representative of each Party; no other act, document, usage or custom shall be deemed to amend or modify this Agreement.

18.Execution. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument. This Agreement may be executed via facsimile or electronic signature.

IN WITNESS WHEREOF, the Parties by their duly authorized representatives have executed this Referral Agreement as of the Effective Date set forth above.

GE Digital LLC

By: /s/ Katherine Butler

Print Name: Katherine Butler

Title: General Counsel

Baker Hughes, a GE company, LLC

By: /s/ Lee Whitley

Print Name: Lee Whitley

Title: Corporate Secretary

[Signature Page to Referral Agreement]